Exhibit n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of TICC Capital Corp.:

We have audited the consolidated financial statements of TICC Capital Corp. (“the Company”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 referred to in our report dated March 17, 2014 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2011, 2007, and 2006 (not presented herein) appearing under Item 8 of the Company’s 2011, 2007, and 2006 Annual Reports on Form 10-K, respectively, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of TICC Capital Corp. for each of the years ended December 31, 2013, 2012, 2011, 2007, and 2006 appearing on page 81 of this form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 17, 2014

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us